Exhibit 99.1
NEWS
5227 North 7th Street • Phoenix, Arizona 85014 • (602) 266-6700 • Fax (602) 234-2264 • www.zila.com
Immediate Release
Zila Releases Its Fiscal 2006 Second Quarter Financial Results
PHOENIX, March 13, 2006—Zila, Inc. (Nasdaq:ZILA) released results for its second quarter of fiscal 2006 that ended January 31, 2006. Highlights of those results, compared with the second quarter of fiscal 2005 ended January 31, 2005, are as follows:
•	Net revenues for the second quarter of fiscal 2006 were $9.6 million, a decrease of 12%, compared to net revenues of $10.9 million. Zila Pharmaceuticals revenues increased $1.3 million, or 111%. Zila Nutraceuticals revenue decreased $2.6 million, or 26%. While Nutraceuticals factory sales declined during the quarter, Ester-C® sales at retail (actual sales to consumers at the cash register) rebounded during the quarter and posted record sales as the brand gained market share.

•	Gross margin decreased to 58% in the second quarter of fiscal 2006 from 66%, in the prior year period, driven primarily by discounts offered in an effort to stimulate Ester-C factory sales. Gross profit dollars decreased by $1.7 million, or 23%, to $5.6 million from $7.3 million.

•	Marketing and selling expense in the second quarter of fiscal 2006 increased by approximately 42%, to $6.9 million, from $4.9 million, driven largely by Zila Nutraceuticals spending for advertising and promotion in support of the Ester-C business as well as by Zila Pharmaceuticals’ marketing efforts and increased spending in support of the ViziLite® Plus product launch.

•	Research and development spending, primarily in connection with Zila’s OraTest® program, increased by nearly 7%, to $1.7 million from $1.6 million.

•	General and administrative costs increased 21% to $3.4 million from $2.8 million due to increased professional and consulting fees, the addition of personnel in support of our Pharmaceutical business and stock compensation expense recognized as we implemented SFAS 123R (expensing of stock options).

•	Net loss for the quarter increased to $7.2 million, or sixteen cents per share, compared to a loss of $2.7 million, or six cents per share.
In addition to these financial results, we made significant progress on a number of strategic fronts:
•	Zila Pharmaceuticals again produced impressive revenue gains this quarter led by ViziLite sales and the launch of ViziLite Plus with TBlue630. ViziLite Plus is the most advanced technology in the marketplace for early detection of oral abnormalities in patients at increased risk for oral cancer. Zila also announced today that CIGNA Dental will begin reimbursing for ViziLite Plus in some of its plans.

•	Zila Nutraceuticals expanded the international presence of Ester-C by signing agreements with distributors Asahi Godo in Japan and Cederroth International and Bringwell AB in Europe. Sales into Japan are expected to commence later this summer. Zila Nutraceuticals also announced that a new domestic customer has advanced its effort to launch new product offerings that have the potential to make them our largest purchaser of Ester-C.

•	Zila Biotechnology reached agreement with the United States Food and Drug Administration (FDA) under its Special Protocol Assessment program (SPA) on the design and size of its Phase III clinical trial for OraTest, our oral cancer detection drug. Enrollment in the trial, which, is expected to require fewer than 4,000 high-risk, readily available patients has begun. The study will generally require a single visit and will be conducted at approximately 13 investigative sites. The study is advancing on schedule and will take less than one year to complete.

•	On March 10, 2006, we obtained a commitment from a financial institution for a secured credit facility of up to $40 million. The facility calls for $20 million to be funded no later than March 31, 2006, and the balance to be made available thereafter, if required, for specific future corporate needs. The facility remains subject to the completion of final documentation and certain conditions to closing.
Zila’s Chairman, President and CEO, Douglas D. Burkett, Ph.D., said, “While we are disappointed by the short-term performance of our Nutraceuticals Business Unit, we are encouraged by Ester-C’s turnaround performance at retail. We invested heavily in marketing Ester-C during the quarter based on our successful history of generating strong consumer demand for our premium value product through advertising. Sales of Ester-C at retail returned to growth during the quarter and generated record sales as the brand gained market share, which we believe must eventually translate into a return to factory sales growth. We are also encouraged by several new growth opportunities both domestically and internationally and are working to return the Ester-C franchise to the growth trajectory it has experienced over the past several years.
Our Pharmaceuticals Business Unit achieved record growth during the quarter. ViziLite sales continue their impressive growth, with a 28% increase compared to the first quarter of fiscal 2006 and a 317% increase compared to the prior year period. With CIGNA Dental now beginning to provide insurance reimbursement for ViziLite, we look forward to the growth that may be realized from this consumer benefit. The added liquidity that will be provided by the new credit facility will assist us in achieving our future growth plans.”
Zila Nutraceuticals
Net revenues for Zila Nutraceuticals for the three months ended January 31, 2006 decreased 26% to $7.2 million compared to $9.8 million for the three months ended January 31, 2005. The revenue decline was driven largely by a decrease in sales to one large customer and was partially offset by increased sales to other customers.
Gross margins for Zila Nutraceuticals decreased to 63% for the three months ended January 31, 2006 compared to 68% for the three months ended January 31, 2005. The reduction in our gross margin resulted primarily from sales discounts offered to our customers to incent sales.
Zila Pharmaceuticals
Net revenues for Zila Pharmaceuticals for the three months ended January 31, 2006 increased 111%, to $2.4 million, compared to $1.1 million in the prior year period.
The increase in net revenues in the Pharmaceuticals Business Unit was driven by increases in all product lines, led by a 317% increase in ViziLite sales to $0.8 million. Additionally, sales for the IST subsidiary (net of intercompany sales) were $739,000 compared to $115,000 last year and Peridex sales increased 1% to $0.8 million.
Gross margins for Zila Pharmaceuticals decreased to 42% in the second quarter of fiscal 2006 from 50% in the second quarter of fiscal 2005, due to a decline in ViziLite gross margins that was driven by one time product launch related manufacturing validation costs and by discounted pricing of ViziLite in order to clear remaining inventories as we made the transition to the new ViziLite Plus product offering. Gross margins for the other products within Pharmaceuticals increased during the quarter when compared to the prior year period.
Zila Biotechnology
Total operating expenses for Zila Biotechnology were $2.2 million for the three months ended January 31, 2006, an 8% increase over the $2.0 million for the three months ended January 31, 2005.
We previously announced that we have received a Special Protocol Assessment (SPA) from the FDA for our Phase III clinical trial of OraTest, our oral cancer detection drug. The SPA process allows for official FDA evaluation of a Phase III clinical trial and provides trial sponsors with a binding written agreement that the design and analysis of the study are adequate to support a license application submission if the study is performed according to the SPA.
During the second quarter of fiscal 2006, we commenced the enrollment of patients in the Phase III clinical study. The study is on schedule have enrolled over 10% of the patients that are expected to be required. We expect enrollment to be complete in less than one year.

Six Months Ended January 31, 2006
Net sales for the six months ended January 31, 2006 decreased 7% to $19.3 million compared to $20.8 million for the comparable period of fiscal 2005. The decline was the result of a decline in sales of $3.9 million within our Nutraceuticals Business Unit which more than offset the $2.4 million increase in sales that was produced by our Pharmaceuticals Business Unit. As a result, gross profit decreased to $11.2 million for the six months ended January 31, 2006 from $13.7 million in the comparable prior year period. Net loss attributable to common shareholders increased to $12.3 million from $5.4 million in the comparable period of the prior year, due to the sales and gross margin changes described above, as well as increased spending for marketing and selling costs and general and administrative costs in the fiscal 2006 period.
Conference Call
Zila, Inc. will host a conference call to discuss these results today at 4:30 p.m. ET; 2:30 p.m. MT. Domestic participants may dial 877-407-8031 up to ten minutes before the scheduled start time and ask for the Zila conference call. Participants calling from outside the United States should dial 201-689-8031. A tape replay of the call will be available for 48 hours beginning two hours after the conclusion of the call, by dialing 877-660-6853 (or 201-612-7415 for international callers) and providing the pass code 286 and conference ID 194295. In addition, the call will be broadcast over the Internet and can be accessed at http://www.zila.com. Investors should visit the website prior to the call to download any necessary audio software.
About Zila
Zila, Inc., headquartered in Phoenix, is an innovator in preventive healthcare technologies and products, focusing on enhanced body defense and the detection of pre-disease states. Zila has three business units:
•	Zila Biotechnology, a research, development and licensing business specializing in pre-cancer/cancer detection through its patented Zila Tolonium Chloride and OraTest® technologies.

•	Zila Pharmaceuticals, a manufacturer and marketer of products to promote oral health and prevent oral disease, including ViziLite® Plus oral examination kits and Peridex® prescription periodontal rinse.

•	Zila Nutraceuticals, manufacturer and marketer of Ester-C® and Ester-E®, branded, highly effective forms of Advanced Protection vitamins C and E.
For more information about Zila, visit www.zila.com.
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Forward looking statements contained herein include, but are not limited to, statements regarding the OraTest regulatory effort, sales in Japan, the new Ester-C customer and the credit facility. These forward-looking statements speak only as of the date the statements were made and are based upon management’s current expectations and beliefs and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified. Furthermore, these forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the Company’s control. Therefore, actual results could differ materially from the forward-looking statements contained herein. A wide variety of factors could cause or contribute to such differences and could adversely impact revenues, margins, profitability, cash flows and capital needs, the ability of the Company to maintain required cash flows and cash availability to implement its business plan and appreciation in the market value of Zila’s common stock. Such factors include, but are not limited to: increased competition from current competitors and new market entrants; the Company’s ability to maintain, expand, or in certain cases, regain distribution within new or existing channels of trade for its products; and the market acceptance of the ViziLite® Plus and Ester-E® products and the future gross margins for such products. A wide variety of factors will impact the length, size and expense of the OraTest® clinical program; the FDA’s ultimate decision regarding the OraTest® clinical program and product; the limitations on the indicated uses for the OraTest® product; and the ultimate market reception of the OraTest® product. There can be no assurance that the forward-looking statements contained in this press release will, in fact, transpire or prove to be accurate. For a more detailed description of these and other cautionary factors that may affect Zila’s future results, please refer to Zila’s Report on Form 10-K for its fiscal year ended July 31, 2005, filed with the Securities and Exchange Commission.
Zila, Inc.
Andrew Stevens
602-266-6700
The Investor Relations Group
Investor Relations:
Antima “Taz” Sadhukhan / Dian Griesel
Media:
Kevin Murphy
212-825-3210

ZILA, INC. AND SUBSIDIARIES
Income Statement (Unaudited)
(in thousands — except for per share data)

	Three months ended		Six months ended
	January 31,		January 31,
	2006	2005	2006	2005
Net Revenues	$9,620	10,931	$19,301	20,807
Cost of Products Sold	4,045	3,680	8,069	7,150

Gross Profit	5,575	7,251	11,232	13,657

Operating Costs and Expenses:
Marketing and selling	6,925	4,883	11,706	9,163
General and administrative	3,376	2,793	6,739	5,510
Research and development	1,739	1,631	3,557	3,561
Depreciation and amortization	739	657	1,448	1,315

	12,779	9,964	23,450	19,549

Loss from operations	(7,204)	(2,713)	(12,218)	(5,892)
Other income (expense), net	(40)	(31)	(21)	(53)

Loss before income taxes	(7,244)	(2,744)	(12,239)	(5,945)
Income tax expense	—	—	(4)	(2)

Loss from continuing operations	(7,244)	(2,744)	(12,243)	(5,947)
Income (loss) from discontinued operations	(2)	88	(5)	579

Net loss	(7,246)	(2,656)	(12,248)	(5,368)
Preferred stock dividends	10	10	20	20

Net loss attributable to common shareholders	$(7,256)	(2,666)	$(12,268)	(5,388)

Basic and diluted net income (loss) per common share:
Loss from continuing operations	$(0.16)	(0.06)	$(0.27)	(0.13)
Income from discontinued operations	(0.00)	0.00	(0.00)	0.01

Net loss	$(0.16)	(0.06)	$(0.27)	(0.12)

Weighted Average Shares Outstanding:
Basic and Diluted	45,683	45,558	45,668	45,529

EBITDA (a)	$(6,513)	(1,969)	$(10,834)	(4,008)

(a)	EBITDA is defined as Earnings (loss) Before net Interest, Taxes (income), Depreciation and Amortization.
EBITDA Reconciliation
(in thousands)

	Three months ended		Six months ended
	January 31,		January 31,
	2006	2005	2006	2005
EBITDA	$(6,513)	(1,969)	(10,834)	(4,008)
Interest income	64	41	148	94
Interest expense	(58)	(52)	(110)	(100)
Depreciation and amortization	(739)	(676)	(1,448)	(1,352)
Income tax benefit (expense)	—	—	(4)	(2)

Net income (loss)	$(7,246)	(2,656)	(12,248)	(5,368)

EBITDA is utilized by management as one measure of the performance of our business units. We define “EBITDA” as earnings (loss) before interest, taxes (income), depreciation and amortization. Other companies may define such term differently. We consider EBITDA to be a meaningful measure of our ongoing operations that assists us in assessing our ability to fund our regulatory program and debt service and to finance the growth of our core businesses. We also believe that this non-GAAP financial measure is useful to provide stockholders and potential investors transparency with respect to supplemental information used by management in its financial and operational decision making.
     Although we use EBITDA as a financial measure to assess the performance of our business, we do not use EBITDA alone because it does not consider certain material costs, expenses and other items necessary to operate our business. These items include debt service costs and non-cash depreciation and amortization expense associated with long-lived assets. Because EBITDA does not consider these items, a stockholder, potential investor or other user of our financial information should also consider net income as an important measure of our financial performance in that it provides a more complete measure of our performance.

Net Revenues by Business Unit
(in thousands)

	Three months ended			Six months ended
	January 31,			January 31,
	2006	2005	% Change	2006	2005	%Change
Nutraceuticals	$7,240	9,801	-26%	$14,654	18,522	-21%
Pharmaceuticals	2,380	1,130	111%	4,647	2,285	103%

Total Company	$9,620	10,931	-12%	$19,301	20,807	-7%

Pharmaceuticals Unit Gross Profit
(in thousands)

	Three months ended		Six months ended
	January 31,		January 31,
	2006	2005	2006	2005
Net Revenues:
Pharmaceuticals	$2,380	1,130	$4,647	2,285
IST	739	115	1,307	309

Pharmaceuticals, excluding IST	$1,641	1,015	$3,340	1,976

Gross Profit:
Pharmaceuticals	$1,002	561	$2,061	1,012
IST	164	(45)	175	(141)

Pharmaceuticals, excluding IST	$838	606	$1,886	1,153

Gross margin, excluding IST	51%	60%	56%	58%

Management believes that it is helpful to investors to understand the impact that IST’s low margins have on the gross profit generated by the Pharmaceutical Unit as a whole.
Balance Sheet Data (Unaudited)
(in thousands)

	January 31,	July 31,
	2006	2005
Current assets	$24,969	$32,639
Property, net	9,880	9,692
Intangibles, net	22,131	22,614
Other	453	473

Total assets	$57,433	$65,418

Current liabilities	$13,871	$9,815
Long-term debt	3,221	3,328
Other	443	553
Equity	39,898	51,722

Total liabilities and equity	$57,433	$65,418